EX-10.05-Manufacturing Agreement

MANUFACTURING AGREEMENT

This Agreement is made this 14th day of October, 2003, between Reclamation Consulting & Applications, Inc. (RCAI), a Colorado corporation with its principal place of business at 23832 Rockfield Blvd. Suite 272, Lake Forest, California, 92630, and North American Systems, Inc., a Nevada corporation (NAS).

        RECITALS

RCAI is the owner of certain proprietary technology used in the production of asphalt, cement and related products release agents in liquid form that are non-toxic, non-explosive and environmentally compatible. To date, RCAI has produced and sold its own such liquid release agents, in particular under the trademarks and names ASA 12, KR7, and Alderox.

Pursuant to a separate non-disclosure agreement between RCAI and NAS dated July 30th, RCAI disclosed its technology to NAS for the purpose, among others, of NAS's evaluation of its capacity and capability to produce the Alderox products and related applications on behalf of RCAI.

As a consequence, the parties have determined that NAS has the manufacturing capability to produce Alderox products for RCAI. RCAI desires to license its technology to NAS for the purpose of NAS manufacturing RCAI's requirements for Alderox products and related applications, and NAS desires to obtain a license to use RCAI's technology to manufacture and sell the Alderox products to RCAI.

In consideration of the premises, representations and agreements contained in this Agreement, the parties agree as follows:

Section 1. Definitions

1.1. "Alderox Products" means RCAI's asphalt, cement and related product release agents in liquid form and any applications, the primary characteristics of which are that they are non-toxic, non-explosive and environmentally compatible, or related services.

1.2 "Alderox Technology" means all information acquired or developed by RCAI relating to Alderox Products, including their formulation, ingredients, processing or other methods of production, all of which is owned by RCAI and currently protected as trade secrets.

1.3 "Alderox Improvements" means any improvements to the Alderox Products or Technology acquired or developed by RCAI during the term of this Agreement relating to current or future Alderox Products.


1.4    "Confidential Information" means

a) all information in any tangible form or medium which RCAI has disclosed under the NDA to NAS or which it will disclose hereunder relating to Alderox Products, Alderox Technology, or Alderox Improvements;

b) production data, technical and engineering data, test data and test results, or the status and details of research and development of Alderox Technology, Improvements or Alderox Products;

c) any other information in any tangible form which is disclosed by RCAI to Alderox during the term hereof which is reasonably necessary to enable NAS to carry out its performance of this Agreement and which is marked by RCAI as confidential, including without limitation, information relating to business operations or development, marketing, customer or supplier information or regulatory approvals or compliance.

1.5 "Licensed Technology" means all Alderox Technology and any Alderox Improvements, which are licensed to NAS hereunder.

1.6 "Effective Date" means the date first written above, subsequent to the execution of this Agreement by an authorized representative of each party hereto.

Section 2.  License to Manufacture

2.1 During the term hereof, RCAI grants to NAS the rights to use and practice the Licensed Technology for the sole purpose of manufacturing Alderox Products in the types and quantities ordered by RCAI in accordance with RCAI's
requirements.   Provided that NAS continues to produce and deliver RCAI's
requirements for Alderox Products, and further provided that there is agreement on price under Section 4 hereof, RCAI will purchase its requirements from NAS.

2.2 Unless otherwise agreed by amendment hereto, RCAI retains all rights to market, distribute and sell the Alderox Products worldwide and all rights of ownership and use to the Licensed Technology not otherwise granted herein to NAS.

Section 3. Disclosure of Licensed Technology and Manufacture  of Product

3.1 Promptly following the Effective Date hereof, RCAI will disclose to NAS all the Licensed Technology in its possession and in any tangible form or medium in which it exists.

3.2 Upon receipt of the Licensed Technology, NAS will use its best efforts produce a sample(s) of the Alderox Products which RCAI orders. Upon approval by RCAI, NAS will commence production of the Alderox Products ordered.

3.3 NAS will not pay any license fees for the use of the Licensed Technology. However, NAS will assume all direct costs of manufacturing which are necessary to produce the Alderox Products ordered by RCAI, including any costs in connection with testing or regulatory approvals that are pre-requisite to NAS's production of the Alderox Products.

3.4 During the term hereof, RCAI will provide at its own cost technical assistance to NAS to the extent reasonably necessary and required by NAS to use the Licensed Technology to its fullest extent.

Section 4.   Purchase of RCAI's Requirements

4. 1    NAS will supply the Alderox Products only to RCAI.

4.2 During the term hereof, NAS agrees to refrain from developing, manufacturing or distributing any product, which directly or indirectly competes with any Alderox Products or is based in whole or in part on the Licensed Technology.

Section 5.  Shipment, Inventory, and Inspection

5.1 Unless otherwise agreed, all Alderox Products will be manufactured and delivered F.O.B. NAS's Salt Lake City, Utah facility or other blending facilities. NAS will bear the costs of shipment, insurance, taxes, and any other such charges from the time RCAI delivers the Alderox Products to the designated NAS facility.

5.2 During the term hereof, RCAI may inspect NAS's facilities and operations, upon reasonable notice and at reasonable intervals, for the purposes of determining if the Licensed Technology is being used and practiced as intended. Costs of any inspection will be born by RCAI and NAS will fully cooperate with RCAI during any such inspection.

Section 6.  Purchase orders and terms of Payment

6.1    RCAI will submit to NAS its purchase orders for Alderox Products within
30 days of the desired delivery date.    Within 48 hours of NAS's receipt of
RCAI's purchase order, NAS will provide RCAI with its pricing and estimated delivery date for the Alderox Products ordered.

6.2. Payment of NAS's invoices for Alderox Products ordered by and delivered to RCAI will be due and payable net thirty (30) days of delivery of the ordered
Products to RCAI, F.O.B. final delivery destination.    Unless otherwise agreed,
all prices will be paid in US Dollars.

6.3. NAS may make adjustments to its prices during the term hereof; however, any increases in pricing will require ninety (90) days' prior notice to RCAI of any such change before making them effective, and any such changes will not adversely affect the orders for Alderox Products already accepted by NAS for production.

6.4 In the event of late payment, RCAI will notify NAS of the reasons for late payment and the timeframe, if any, for making payment. RCAI will use its best efforts to make full payment or otherwise resolve the issue. Late payment will not constitute good cause to terminate this Agreement.

Section 7. Other Obligations of NAS

NAS, as provided for herein, will use its best efforts to:

7.1 ensure the confidentiality of all of Licensed Technology and Confidential Information disclosed hereunder and the proper use of all Licensed Technology;

7.2 obtain all regulatory approvals or comply with all regulatory requirements required or desirable to produce the ASA 12 Products.

Section 8. Proprietary Rights/Confidentiality

8.1 NAS will refrain from any unauthorized use of the Licensed Technology or disclosure of said Technology protected as trade secrets to any third parties.

8.2 The above obligations will apply retroactively to any part of the Licensed Technology disclosed by RCAI to NAS prior to execution hereof. They will continue for the duration of this Agreement and thereafter, unless and until any part of the Licensed Technology or the Confidential Information are proven: a) to have fallen into the public domain or do not remain secret and substantial through no fault of the receiving party; b) to have infringed the proprietary rights of a third party; or c) to have been independently developed by NAS prior to RCAI's disclosure.

8. 3    NAS agrees to use at least the same standard of care as it uses in regard to its own confidential or proprietary information to prevent unauthorized use or disclosure of the Licensed Technology or the Confidential Information, including, without limitation, actively educating their employees, agents, consultants or other representatives about the confidential treatment of said information and instituting both contractual and practical measures to ensure that they refrain from such unauthorized use or disclosure during the term of their employment or service and thereafter.

Section 9. Third Party Infringement/Misuse

9.1 Upon: a) the discovery by NAS; or b) notice by NAS to RCAI: i) any third party infringement of the Licensed Technology; or ii) any third party claim that the Licensed Technology infringes such party's proprietary rights, RCAI will take whatever action is reasonably necessary at RCAI's expense to prevent or prosecute said alleged infringement or defend against, negotiate, mediate or otherwise resolve said third party's claim.

9.2 NAS will render any assistance reasonably requested or required by RCAI, provided the expense is born by RCAI. RCAI will retain any damages or other compensation recovered from the prosecution, settlement or defense of such claims.

9.3 Notwithstanding Section 9.2, in the event that the costs of litigation become overly burdensome, RCAI will not be obligated to litigate or to continue to litigate a third party infringement claim and will notify NAS in a timely manner of any decision not to prosecute or defend on its own. The parties may agree to jointly prosecute or defend such claims, in which case, they will jointly assume the expenses and fees incurred and share any damages or other compensation which may be recovered from prosecution, defense or settlement. Should RCAI not wish to participate in any joint prosecution or defense, the parties may, by subsequent agreement, determine whether and to what extent NAS may, at its election, prosecute or defend such claims.

9.4 In any event, RCAI or both parties, to the extent both are involved, will use its or their best efforts to: a) modify the Licensed Technology or amend this Agreement so as to fulfill the objectives hereof; and b) mitigate any actual or potential damage to the Alderox Products which RCAI has ordered and NAS has in production or ready for delivery.

Section 10. Warranties/Indemnities

10.1 RCAI represents, that to its best knowledge: a) the Licensed Technology does not infringe any third party's rights; and b) the Licensed Technology, when properly used, will result in Alderox Products which have the function and reliability they are intended to have.

10.2 NAS warrants to RCAI that it will use its best efforts to: a) use the Licensed Technology so as to produce all Alderox Products ordered with the function and reliability intended; and b) deliver to RCAI all Alderox Products free of any and all material defects in materials and workmanship.

10.3 The parties will give each other prompt notice of any alleged material breach of these warranties. RCAI will take all reasonable measures to correct any deficiencies in the Licensed Technology and will bear the expense of any Alderox Products which are ordered and produced which contain such deficiencies. Should the defects relate to the materials or workmanship, NAS will replace said
defective products at no charge.   The parties' warranties will apply to third
party buyers or consumers as prescribed by the local laws of the territory in
which the Alderox Products are sold or used.   In the absence of any statutory
or prescribed period, the applicable warranties will be for a period of 1 year from the time the Alderox Products concerned are sold.

10.4 RCAI agrees to determine to what extent its product liability insurance will cover third party claims and to otherwise procure comprehensive product liability insurance sufficient to protect NAS from the claims of such third party claimants for the U.S. market.

Section 11. Limitation of Liability

11.1 RCAI will have no responsibility for the workmanship or materials of the Alderox Products manufactured by NAS or for compliance with the information furnished to NAS in the Licensed Technology or related Confidential Information. NAS will be liable, at its own cost, to correct or cure any such defects in materials and workmanship, which occur under normal use or application from the date of discovery of the defect and prompt notice to NAS to the end of any applicable warranty period.

11.2 NAS will have no responsibility for any deficiencies in the information provided in the Licensed Technology. RCAI will be liable, at its own cost, to correct or cure any such deficiencies, so that the Alderox Products have the function, and reliability they are intended to have under normal use or application from the date of discovery of the defect and prompt notice thereof to RCAI to the end of any applicable warranty period.

11.3 NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL DAMAGES TO EACH OTHER ARISING FROM THE BREACH HEREOF PROVIDED EACH ONE'S OBLIGATIONS HEREIN ARE MET.

11.4 As between each other, the foregoing warranties are in lieu of all other warranties or conditions, express or implied. Except as provided herein, neither party will be liable for any damages other than actual damages, such actual damages not to exceed the total price paid for the total amount of Alderox Products ordered with regard to which a claim of liability is made.

Section 12. Term and Termination

12.1 This Agreement will commence on the Effective Date and continue for a period of twelve full consecutive calendar months or part thereof, beginning with the month in which the Effective Date occurs ("Annual Period"). It will be automatically renewed for consecutive Annual Periods, unless terminated upon notice by either party for good cause.

12.2 This Agreement may be terminated at any time for good cause by notice of the party claiming breach to the allegedly breaching party. Good cause means:

a) a material breach of any warranty, term, condition or covenant of this Agreement, unless the breaching party cures the breach to the notifying party's satisfaction within ninety (90) days of the allegedly breaching party's receipt of the notice; or

b) a material adverse change in the Licensed Technology, because of misappropriation which is unsuccessfully defended or for any other reason, so that the production and/or sale of the Alderox Products are no longer economically viable;

c) an event of insolvency of either of the parties, including a failure to pay debts or perform obligations, admission of and/or commencement of any voluntary or involuntary insolvency proceeding, or an assignment for the benefit of creditors.

12.3 RCAI reserves the right to terminate the rights of NAS hereunder during in the event that NAS is unable or unwilling for any reason to meet RCAI's requirements for Alderox Products, and such incapacity or decision not to produce and supply by RCAI continues for a period of thirty (30) days from the date of NAS's notice to terminate under this Section 12.3.

Section 13.  Effects of Termination

13.1 Upon termination for any reason, NAS will cease and desist to use any of RCAI's Licensed Technology or Confidential Information. At RCAI's election, NAS will return or certify destruction of all such information in any form or medium in which it is embodied, together with any copies.

13.2 RCAI will pay any amounts then due and owing to NAS for orders of Alderox Products which have been ordered by RCAI in accordance with the terms hereof.

13.3. Notwithstanding Section 13.1 and unless termination results from misuse of the Licensed Technology or Confidential Information, NAS will complete any orders of Alderox Products which are in progress using said Licensed Technology, and thereafter return or certify their destruction.

13.4    Notwithstanding Section 13.1:

a) should RCAI terminate the production rights of NAS or should NAS decide for any reason to cease production of the Alderox Products, RCAI may resume production or grant a license to another third party to meet its requirements; or

b)    should RCAI for any reason, including an event of insolvency as defined in
Section 12.2. b), end its business of promoting, selling, marketing or otherwise distributing the Alderox Products, RCAI will first offer to NAS a license of all rights to use the Licensed Technology and to produce and sell the Alderox Products. Should NAS wish to obtain said rights, RCAI will grant said license, subject to the parties' mutual agreement on the terms and conditions of said license.

13. 5 In the event either party should decide not to continue its performance as set forth in Section 13.4 hereof, neither party will be liable for any claims of damage from the other party, provided the proper notice period is observed and further provided each party takes reasonable measures as provided in Section
13.4 to license or otherwise enable the party which wishes to continue production and/or sale of the Alderox Products with the rights to so continue.

13.6 All other obligations of this Agreement which by their terms survive termination hereof will continue to remain in effect.

Section 14. Governing Law and Dispute Resolution

14.1 This Agreement will be construed in accordance with, and governed by the laws of the state of California, without regard to its conflicts of laws rules.

14.2 In the event of any dispute arising out of or relating to this Agreement, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association ("AAA") under its
Commercial Mediation Rules before resorting to arbitration.   Any controversy or
claim arising out of or relating to this Agreement which cannot be settled through mediation will be settled by arbitration administered by the AAA in
accordance with its Arbitration Rules.   Judgment on the award rendered by the
arbitrator shall be final and may be entered in any court having jurisdiction thereof.

14.3 In the event the interim measures for injunctive relief under the AAA International Arbitration Rules prove inadequate, the parties may seek injunctive relief, specific performance or any other equitable relief from any competent court having jurisdiction.

Section 15. General Provisions

15.1 Force majeure. Unless otherwise provided for herein, no party will be liable for any failure or delay in its performance under this agreement due to causes, including, but not limited to, acts of god, such as fire, flood or earthquake, acts of civil or military authority, riots, wars, governmental actions, labor shortage or disputes or other acts which are beyond any of the party's reasonable control, provided the party with the delay or failure gives notice to the other party at least within 7 days of its discovery and uses reasonable efforts to minimize or remedy such failure or delay in performance.

15.2    Relationship of parties.  Rcai and nas are neither agents nor employees
of each other, nor joint venturers.   Neither has the authority to bind the
other by contract or otherwise to any obligation, other than as expressly stated herein.

15.3 Notices. Any notices under this agreement must be in writing and may be given by certified mail, courier, facsimile or email. In the case of facsimile or email, confirmation must be given promptly thereafter by certified mail or
courier.   Notices will be sent to each one's respective address as follows,
until otherwise notified of a change.   Notices are effective upon receipt or
receipt of confirmation.


RCAI
r. Gordon Davies                                     NAS
23832 Rockfield Blvd. Suite 272
ake Forest, CA. 92630
Fax:
email:                                                Email:
With a copy to:                                      With a copy to:

Shaub, Williams & Nunziato LLP
12121 Wilshire Blvd. #205
Los Angeles, CA. 90025
310 826 8042
lawfirm@swn-law.com

15.4    Assignment.   Neither party may assign or delegate its rights or
obligations under this Agreement, without the prior written consent of the other.

15.5    Entire Agreement.   This Agreement constitutes the entire agreement
between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and
understandings of the parties.    No amendments hereof will be binding unless
executed in writing subsequently to this Agreement by each of the authorized representatives of the parties.

15.6    Waiver.    Failure by either party to enforce any provision of this
Agreement will not be deemed to constitute a waiver of future enforcement of that or any other provision, nor be binding unless executed in writing by the party making the waiver.

15.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, all other provisions of this Agreement will be construed to remain fully valid, enforceable and binding on the parties.

15.8    Construction.  This Agreement has been negotiated by the parties and
their respective counsel.   This Agreement will be fairly interpreted in
accordance with its terms and without any strict construction in favor of or against either party.


15. 9   Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. IN WITNESS WHEREOF, each of the parties hereto or its authorized representative has executed this Agreement as of the date first written above.


 RECLAMATION CONSULTING & APPLICATIONS, INC.




 By:____________________
      Gordon Davies
       President




NORTH AMERICAN SYSTEMS, INC.



  By:______________________
   Name:
   Title: